Exhibit 99.1

Press Release
For Immediate Release

Beazer Homes Announces Resignation of
Chief Financial Officer James O’Leary
O’Leary to Become President and CEO of Kaydon Corporation

ATLANTA, March 21, 2007 — Beazer Homes USA, Inc. (NYSE:  BZH) (www.beazer.com) announced the resignation today of James O’Leary, Executive Vice President and Chief Financial Officer, effective March 23, 2007.  Mr. O’Leary is leaving the Company to become President and Chief Executive Officer of Kaydon Corporation (NYSE:  KDN), where he has been a member of the Board of Directors since 2005.

Until a replacement is named, all corporate functions previously reporting to Mr. O’Leary will report directly to President and Chief Executive Officer, Ian J. McCarthy.  To assist with the transition, Mr. O’Leary has agreed to be available to the Company on an advisory basis until May 1, 2007.

“Jim has played a significant role in Beazer Homes’ success over the past five years and has been instrumental in numerous corporate initiatives aimed at profitable growth and maximizing shareholder value,” said Mr. McCarthy.  “While we will miss him and his broad business and financial experience, this is an excellent move for Jim, and one for which he is well-suited.  We wish him all the best as he moves on to this new opportunity.”

“I am extremely excited about the opportunities that lie ahead in assuming the leadership of Kaydon,” said Mr. O’Leary.  “However, the decision to leave Beazer Homes has been an extremely difficult one.  I appreciate the opportunities and experience Ian, Brian Beazer and our Board of Directors have provided for me.  I am also extremely grateful for the hard work and loyalty exhibited over the past five years by my many friends and coworkers at Beazer Homes, who will continue to make significant contributions to the success of the Company.”

Mr. O’Leary joined Beazer Homes in 2002 as Executive Vice President responsible for corporate development and supply chain and national purchasing initiatives, and was appointed Chief Financial Officer in 2003.  Prior to joining Beazer Homes, he was Chairman and Chief Executive Officer of the LCA Group, Inc., a global lighting subsidiary of U.S. Industries.

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia and also provides mortgage origination and title services to its homebuyers.  Beazer Homes, a Fortune 500 company, is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Contact:     Leslie H. Kratcoski, Vice President; (770) 829-3700; lkratcos@beazer.com